 MANAGEMENT DISCUSSION SECTION

Operator: Good day, everyone, and welcome to the Krispy Kreme Doughnuts Incorporated Fourth Quarter 2010 Earnings Conference Call. Today’s call is being recorded. At this time, I would like to turn the call over to Ms. Anita Booe, Director of Investor Relations for Krispy Kreme. Please begin when ready, Ms. Booe.

Anita Booe, Investor Relations

Thank you. Good afternoon, everyone. Once again, let me apologize for the inconvenience that we may have caused you. We welcome you to the Krispy Kreme Fourth Quarter Fiscal 2010 Earnings Call. As said, my name is Anita Booe, and I’m the Director of Investor Relations. On the call with me today are Jim Morgan, President and Chief Executive Officer; and Doug Muir, Executive Vice President and Chief Financial Officer.

As you know, some of the statements in our public filings and in today’s call reflect our expectations or beliefs about the future. We cannot assure you that we will achieve or realize these expectations. Like any such statements, they are subject to a number of factors, risks and uncertainties that can cause actual results to differ materially from our expectations or beliefs. These factors include items discussed today and in our SEC filings, including our Annual Report on Form 10-K, which was filed today. Please note that all of our SEC filings, along with other shareholder relevant information, can be found on the IR portion of our website at www.krispykreme.com.

I will now turn the call over to Jim.

James H. Morgan, Chairman, President and Chief Executive Officer

Thank you, Anita, and good afternoon to everyone, and before I begin, I would like to add my apology to the one that Anita gave you. I have – I spent a number of year sitting on your side of the call and I know how precious 30 minutes is and how crammed this particular time of year is, so we greatly apologize for the glitch and hope that the information we provide will be well worth the wait.

I also want to begin by acknowledging that our formal remarks are likely to run a little longer than they have historically, and accordingly, we’d just ask for your patience. We believe the information that we’re going to give you is key to your understanding of our business and, more importantly, our strategy going forward.

Fiscal 2010 was a year of many challenges for our business and for the industry as a whole. Our financial results improved, but more importantly, the strategic initiatives we instituted during fiscal 2009 gained traction and began to yield tangible results. While we are confident that we have a firm foundation on which to build, we know that continued execution is key to creating long-term value.

Let me give you a few of the highlights of this past fiscal year. Same-store sales at company stores rose 3.5%. Despite a 10% decline in total revenues, our operating income more than doubled to 11.8 million. In particular, we experienced a dramatic swing year-over-year in company stores, which generated 2.3 million in operating income, compared to an operating loss of 9.8 million in fiscal 2009.

We ended the fiscal year with 582 Krispy Kreme stores across the U.S. and in 18 other countries. Together with our franchise partners, we opened a net total of 59 Krispy Kreme stores in fiscal 2010, and in particular, increased the number of smaller stores across the system by 72. We signed development agreements for Thailand, the Dominican Republic, and Albuquerque, New Mexico, and we opened our first stores in China, Turkey and Malaysia.

We currently have commitments for almost 200 new stores, both domestically and internationally. This is not as big a pipeline as we’d like, but it’s one that we can build upon, now that we have established the infrastructure to support franchise development in both our domestic and international markets.

We placed a high priority on generating free cash flow and reducing our leverage in fiscal 2010, and we accomplished both of these objectives. Cash provided by operating activities increased 19%, while debt fell by 42%, and we’re continuing to evaluate ways to further improve and strengthen our balance sheet.

Switching gears now, let me talk about our plans for 2011, which will build on the strategic initiatives we’ve discussed on prior calls, and which we have summarized in the Annual Report.

First, we continue to develop, test, and refine our smaller satellite stores that are supplied through the hub-and-spoke distribution model. We are also testing smaller factory stores. These efforts offer a number of improvements to our operating model, including reduced investment cost for a given level of sales, along with greater efficiencies and quality consistency through centralized production. Because these smaller stores serve only on-premises customers, our team members in the stores can devote themselves exclusively to delivering a quality product, and enhancing the in-shop guest experience.

By shifting to the smaller shop focus and increasing the number of Krispy Kreme retail shops, we can potentially increase on-premises sales of doughnuts and complementary products. Establishing these small retail locations in high-traffic areas will make us more convenient for our customers and, over time, should enable us to achieve sufficient store density so that we can leverage broadcast media advertising.

During fiscal 2010, we opened 6 new company-owned small shops in the Southeast, in markets that we have identified as attractive for new shops. All of these markets have characteristics that are well-suited for our hub-and-spoke model, including a history of success with our brand, along with an existing base of factory shops from which to build. We plan to develop other domestic markets, those outside the Southeast, through our existing franchising network, as well as by attracting new franchisees to our brand.

The evolution of our business model is not limited to providing our customers with greater convenience; it also includes developing and deploying additional menu offerings so that customers have more reasons to visit their local Krispy Kreme store.

Another objective is to improve sales in relatively slower day parts and seasons. We are, therefore, continuing to test our Kool Kreme soft serve line of traditional cones, shakes and, yes, doughnut sundaes that can be paired with a variety of toppings. We will soon complete deploying our soft-serve platform in four company and three franchise markets, and this positions the product for meaningful exposure over the summer months.

Improving our beverage sales also represents a substantial opportunity for our brand. Beverages comprised less than 12% of our total retail sales in fiscal 2010. Therefore, we believe there is substantial sales upside in the beverage category. In fiscal 2010, just over half of our shop sales were to off-premises customers, including the grocery and convenience store channels. The number of doors we served declined in both of the channels. Some of that decline was initiated by us, as we worked to rationalize delivery routes and reduce the number of low volume stops.

In the convenience store channel, we also lost doors from two major chains; they took their doughnut programs in-house this year. The average weekly sales per door was up 11% in grocery last year, but down 4% in convenience stores, although the trends in per-door averages are positive in both channels. To spur more off-premises sales, we are introducing and marketing new, longer shelf-life products.

Our initiatives in both on-premises and off-premises are not limited to the top-line. We believe we can improve our operating margins by creating and deploying more effective tools, including labor and food cost management tools, by enhancing our hospitality service and cleanliness standards, and by continuously training our people. We are also modernizing our delivery fleet and enhancing customer service to improve the economics of our off-premises distribution.

Over time, it is this kind of blocking and tackling that can have a large impact on our margins. As I mentioned earlier, we also view the success of our franchisees and the expansion of our franchise base, both domestically and internationally, as a key measurement of our success. We are devoting additional resources to supporting their operations, including increasing the number of personnel in the field, as well as adding resources in the supply chain, to more effectively manage what is becoming an increasingly global business.

On a related note, our international franchisees’ expansion in the past three years has been outstanding, with international stores growing from 123 to 358, and from 31% of our total store count to 62%. Krispy Kreme is now represented in 18 foreign countries around the world, and we view ongoing international growth potential as a very significant part of our future. In the past few years, we have focused on opportunities in Asia and in the Middle East, and this year we will add to these ongoing development efforts with initial franchisee discussions in Europe.

I know I’ve covered a lot of topics here today, and I look forward to providing you with ongoing updates on these items over the coming quarters. I will now turn the call over to Doug.

Douglas R. Muir, Executive Vice President, Chief Financial Officer and Treasurer

Thank you, Jim, and good afternoon, everyone. Let me start off by reviewing the highlights of the fourth quarter. Total revenues decreased 5.6% to 87 million in the quarter, while operating income increased to 2.4 million from 1.5 million in the prior year. We showed year-over-year improvement in 3 of our 4 business segments.

company stores generated 61 million in revenues, a 5% decrease from the fourth quarter last year. The decline was a function of the change in the company store base, as we either closed or refranchised 8 stores over the past 5 quarters. Refranchising company stores accounted for about $1 million of the sales decline. Refranchising is likely to have a bigger impact on year-over-year sales comparisons in the future, and we will be giving you data going forward, to quantify the effects of refranchising on our revenue comparisons.

Same-store sales rose 1.1% in the fourth quarter, a slower rate than in the 3 preceding quarters, and we attributed that, at least in part, to unusually inclement weather. In the off-premises channel, grocery sales rose year-over-year for the second straight quarter, and we continued to reduce the erosion of average sales per door in convenience stores, while raising average sales per door in grocery by 13% year-over-year.

company stores incurred an operating loss of 700,000, compared to an operating loss of 800,000 last year. The fourth quarter of 2010 includes a charge of $950,000 for the settlement of wage and hour litigation in Northern California. That charge was more than offset by a $2 million favorable adjustment to self-insurance reserves, principally related to workers’ compensation. The comparable favorable adjustment on insurance in the fourth quarter last year was $1 million.

In the Domestic Franchise segment, fourth quarter revenues of 2 million were up slightly year-over-year. Domestic franchisees saw the same slowdown in same-store sales in the fourth quarter that we saw in our company stores. Same-store sales at domestic franchisees were down 0.4% for the quarter.

Operating income for the Domestic Franchise segment was 800,000, down from 1.2 million last year, reflecting increased resources devoted to franchisee support and higher allocated management costs. As we have said in prior calls, we are increasing our investment in franchisee support, including marketing support, as well as incurring costs to improve our in-store merchandising in the off-premises business, a portion of which is being charged to the Domestic Franchise segment.

In the International Franchise segment, sales by franchisees were 74 million, up 6 million from last year. The entire increase is due to more favorable exchange rates. Same-store sales, adjusted to eliminate the effects of changing foreign exchange rates, were down 19% in the fourth quarter, which is about where they have been running for the past couple of years.

The same-store sales decline reflects the large number of store openings in the last 3 years, many of which are coming off their honeymoon sales levels. Cannibalization of existing stores by new stores in certain markets also contributed to the decline. Still, sales at new stores largely offset lower sales at existing stores. We’ve had a net increase of 60 International Franchise shops over the past year.

Revenues in the International Franchise segment were up 12% to 4.6 million, and operating income increased to 3.4 million in the fourth quarter from 2.8 million last year. While we were pleased the incremental revenue dropped to the bottom line, as we’ve said on earlier calls, we are increasing our spending on international franchisee support and you should not expect International Franchise operating expenses to stay flat going forward.

Total KK Supply Chain sales were down 10% in the quarter, or about 4.5 million, to $40 million. The decrease reflects lower unit sales of doughnut mix and ingredients, due to lower sales by company and domestic franchise operations, as well as lower selling prices of doughnut mix and shortening, compared to last year. However, operating income was up 800,000 to 6.6 million, reflecting, among other things, lower freight and other distribution costs.

General and administrative expenses were 5.5 million in the fourth quarter, compared to 6 million in the same period last year. This year’s fourth quarter included a non-recurring credit of 1.3 million from the receipt of additional insurance proceeds related to the securities class action suit that was settled way back in October of 2006. The last element of the related shareholder derivative action was also settled in February, so we do not expect further charges and credits related to these matters.

We incurred 2 million in impairment and lease termination costs during the fourth quarter, compared to 1.2 million in similar charges in the same period last year. This year’s charges were related principally to 3 stores that are underperforming, but which we have no current plan to close.

Interest expense was 2.3 million, down 1.1 million from last year. Interest expense last year included a $900,000 mark-to-market charge on an interest-rate derivative and there was no comparable charge in the fourth quarter of fiscal 2010.

Other non-operating income and expense was 80,000 in the fourth quarter of 2010, while last year’s fourth quarter included a non-cash gain of 2.8 million on the refranchising of our 4 stores in Eastern Canada. We had a $200,000 benefit on the income tax line in the fourth quarter, compared to a $1.1 million charge last year.

The tax benefit in this year’s quarter includes about $560,000 for additional federal tax refunds as a result of recent legislation enacted by Congress. Most of last year’s tax provision was a $1.2 million tax charge related to that refranchising gain in Canada.

Finally, we reported net income of 520,000 for the quarter, compared to a net loss of 303,000 in the same period last year.

In terms of our financial condition and liquidity, cash provided by operating activities in fiscal 2010 was 19.8 million, up 16.6 million from fiscal 2009. We ended the year with 20 million of cash, even after making a total of 32 million in principal payments on our indebtedness, reducing its principal balance to just over 43 million at yearend. Our net debt position, which we consider a little more meaningful, was a very manageable 23 million at yearend. We also have 10 million of unused borrowing capacity on our revolver, so we continue to feel pretty good about our ability to execute our plans going forward.

I’d now like to discuss our outlook for fiscal 2011. Please remember Anita’s a caution about forward-looking statements at the beginning of today’s call, and please review the notice about forward-looking statements, as well as the risk factors that appear in our 10-K.

First, at company stores, total sales were 246 million in fiscal 2010. Roughly 15 million of that was attributable to stores that we have either closed or refranchised, making our run rate, or base sales level, in company stores about 231 million going into fiscal 2011.

We think our on-premises business is poised to grow after a number of years of declining revenues tied to declining store count. We anticipate low to mid-single-digit same-store sales growth in the on-premises business, inclusive of pricing. With respect to off-premises, our goal is to hold on to the grocery channel gains of fiscal 2010, while expanding that success into convenience stores, a channel where we have continued to face revenue pressure, mainly from the loss of doors. We currently look for off-premises sales to be flat to slightly up in fiscal 2011.

In fiscal 2011, we expect the first increase in the total domestic store count since 2005, as we look to improve and refine the hub-and-spoke store model. We plan to open between 7 and 10 new small shops, and we’ll also see the lapping effect in fiscal 2011 of the 6 stores we opened this year.

We forecast that higher input costs, led by sugar, are likely to increase our ingredient costs by about 4 million in fiscal 2011, and higher fuel costs are likely to add another 1 million, or so to expenses. We hope to recoup most of that through pricing; a lot will depend on how volumes are affected by price increases, particularly in the off-premises channel.

In fiscal 2010, company store operating income of 2.3 million included favorable insurance adjustments of 3.2 million that may not be repeated, or if they do repeat, probably will not be as large next year as they were this year. This segment also took 1.7 million of litigation charges in fiscal 2010. Excluding these items, company stores operating income was about $1 million. We currently expect the company Stores segment to report a relatively small operating loss in fiscal 2011.

Second, in the Domestic Franchise segment, we think we have a greater opportunity to benefit from store openings than be hurt by store closings in fiscal 2011. Accordingly, we’re forecasting modestly higher franchisee sales and related royalty revenues, notwithstanding unanticipated continued, but moderating, decline in off-premises sales by our domestic franchisees. We currently estimate domestic franchisees will open as many as 10 new stores in fiscal ‘11. However, any gains in this segment from higher royalties will likely be offset by higher support costs in the segment.

We note that the hub-and-spoke model has already taken root in two new franchise markets, where 12 stores have been opened in the past 2 years, consisting of 3 factory stores and 9 satellites. On Tuesday, we announced that we had signed a development agreement for 21 stores in the Greater Philadelphia market. All 3 of these new franchisees are focusing exclusively on the on-premises restaurant business.

Third, in the International Franchise segment, it’s challenging to forecast the coming year, because international markets are in so many different places on the growth curve. The absolute average unit volumes in some major markets are encouraging, but we expect to see continued pressure on International Franchise comps due to honeymoon and cannibalization effects. While we expect to see continued store growth by international franchisees, the number of store openings in fiscal 2011 is likely to be down from the net 60 openings in fiscal 2010, perhaps by as much as half. Therefore, we expect international franchisee sales in fiscal 2011 to be largely similar to the results in fiscal 2010.

We plan to continue to increase investment in our International Franchise operations this year in order to strengthen our franchisee recruiting efforts and to put more resources on the ground overseas. Consequently, we expect International segment operating income to decline in fiscal 2011.

In the Krispy Kreme Supply Chain, given our current view of store sales in the other 3 segments, we do not see a lot of revenue upside in the Supply Chain relative to fiscal 2010, in which the Supply Chain posted sales of 162 million and operating income of 26 million. We forecast that KK Supply Chain operating income will be more or less flat next year.

We expect G&A expenses of between 19 and 21 million for the full year.

Looking at all the segments combined, and based on the factors I just discussed, we forecast that fiscal 2011 consolidated operating income will be roughly similar to the $12 million we earned in fiscal 2010.

Looking at interest expense, the current run rate is about 1.7 million per quarter.

In terms of income taxes, we currently estimate income tax expense of roughly $1 million for fiscal 2011. I should point out that because we are carrying a reserve for all of our net deferred income tax assets, our income tax expense has no direct relationship to pre-tax income.

All told, our current expectation is that we will report a net profit in fiscal 2011.

The last item I want to touch on is capital expenditures, which we currently expect to be in the range of 13 to 17 million.

At this time, I’d like to turn the call back over to Jim.

James H. Morgan, Chairman, President and Chief Executive Officer

Thank you, Doug. Some of you may remember comments from our June 2008 shareholders meeting, when we announced a series of strategic initiatives designed to lay a solid foundation for future growth. We said it then, that the benefits of that strategy implementation would not be clearly visible for at least 2 years. We were debt-laden. We were handcuffed by lender covenants. We had little free cash flow to invest in our future. We also had a myriad of other problems, such as poor franchisee relationships, a rapidly declining revenue base and a legacy of lawsuits and government investigations, to name just a few.

Despite these challenges, and with a renewed commitment to our shareholders, we were determined to move forward with confidence and with a brand and a product that we believe, were truly iconic.

And while we have more work to do, there has been significant progress over the last 22 months. Our net debt of slightly over 23 million is manageable and our survival is no longer in question. We are well clear of our bond covenants and we’re increasingly looking for ways to strengthen our balance sheet. The legacy lawsuits and government investigations are in the past. Our cash flow is healthy and we have budgeted in excess of $13 million this year for capital expenditures, much of which will be devoted to store renovation and prudent construction of new stores.

We have openly admitted to our franchisees that we had fallen short of their expectations of us as their franchisor. We have set a goal of becoming a world-class franchisor, and we’re developing strong and trusting relationships with our franchisees. We are now providing our incredible group of franchisees value-added support in areas, such as marketing and store operations.

We are also deploying tools to assist them in areas of cost of goods sold, labor management and other areas, and we have arrested the decline in off-premises grocery store sales and have reenergized the off-premises business by rationalizing routes and beginning to introduce new, longer shelf-life products. In addition, we have slowly begun to add new domestic franchisees. We have achieved positive same-store sales in our company stores for 5 consecutive quarters. We have continued our measured and successful international expansion and we are trial testing new products to create broader appeal, addressing both seasonal and day part issues.

Despite this progress, fiscal 2011 will still be part of the transition I spoke about a year and a half ago, but I do believe that 12 months from now, we will have made more demonstrable progress toward achieving our goals, and that our progress will be increasingly evident.

I will conclude this portion of my comments with a deep conviction that goes beyond fiscal 2011. The groundwork for success has been laid by our team members and our franchisees, the 2 groups who are largely responsible for our corporate turnaround. There is no doubt in my mind that Krispy Kreme is once more positioned to grow measurably in calendar 2011 and beyond.

New franchisees have joined us and they’re off to a good start – Phoenix, Albuquerque, Japan, Puerto Rico and others. In addition, we have new franchisee commitments in Philadelphia, the Dominican Republic and in Thailand, where initial stores should open this year. We are continually working on the model in order to reduce both supply chain cost to our franchisees and operating costs in every single store.

Small store development will be a key factor in our success, and I believe deeply that Krispy Kreme will become, if it is not already, one of the most recognizable and beloved brands in the world.

In closing, I want to thank our customers, our guests, our team members and our franchisees for their ongoing support, and I also thank you for your time today.

Now I will return the call back to Anita.

Anita Booe, Investor Relations

Let me remind you that a webcast of today’s call will be archived on the IR portion of our website at www.krispykreme.com. With that, Melanie, we’re ready to take questions.

 QUESTION AND ANSWER SECTION

Operator: Thank you, Ms. Booe. [Operator Instructions] And we will go first to Jonathan Waite from Precipio Research.

<Q – Jonathan Waite>: Yeah, hi, everyone. Congratulations on turning the brand around and thanks for the level of detail you put out in your press release. Question on the operating income guidance: you said 10 to 13 million, equal to what you reported this year – or last year. However, that include your impairment charges and lease termination costs? So is this 10 to 13 inclusive of some sort of charges there, or are we assuming that the operating income on a continuing basis, or adjusted basis, is lower than the 17.7 you just reported?

<A – Douglas Muir>: Sure, Jonathan. The number for next year contemplates about $600,000 of lease termination costs related to stores that we have already closed. It does not include any provision for impairments, and it doesn’t include any lease termination costs that might be recorded for stores that we have not closed.

<Q – Jonathan Waite>: So, you are, in essence, guiding us to a much lower operating income level than last year?

<A – Douglas Muir>: Ex charges, that’s our current thinking, yes.

<Q – Jonathan Waite>: Okay. And is this mainly just from the company owned side? You said company owned and then international franchisee side that that’s where the profit shortfall year-over-year would be?

<A – Douglas Muir>: Well I think I indicated that we expect, basically, the Supply Chain to be relatively flat.

<Q – Jonathan Waite>: Yeah.

<A – Douglas Muir>: We expect Domestic Franchise to be relatively flat.

<Q – Jonathan Waite>: Yeah.

<A – Douglas Muir>: International, based on our current forecast, we expect to be down. There’s – both from the revenue side on our current expectation and for substantially increased spending, and I think company stores will be down next year, compared to this year, although that is traditionally the hardest one to get your hand around. We’ll make some of that up in G&A, and in interest expense, and that’s how we get to a forecast of a profit for the year.

<A – James Morgan>: Jonathan, it’s Jim. On the International side, one of the things we’ve been talking about for about a year and half is we have slowed that growth down intentionally and laid on some cost of support. It was growing so rapidly that we, quite frankly, were not set up to support it; we had two key people supporting 18 countries. And so, that is part of the challenge and that’s why we’re still in the end of that transition, so that’s one factor in there.

We’ve done the same thing with franchisee support. We had undersupported them, and we’ve laid on some costs that will be getting a full year’s worth of expenses in there.

And then third, I think Doug talked, mentioned the pretty significant difference in input cost of – particularly in the sugar area, of 4 to $5 million, and so those are the main variables that cause that number to be lower.

<Q – Jonathan Waite>: Okay. Let’s talk about that input cost. What kind of menu pricing do you have in your system right now for this year?

<A – Douglas Muir>: Yeah. Let me talk about that just briefly. We, as you may remember, we started a price test in the second quarter of fiscal 2010, and tested through the three remaining quarters. In January, we rolled out our final pricing decisions throughout all of our company stores.

Let’s just maybe compare February of this year, February of calendar 2010, to February of calendar 2009, so as to eliminate all the noise of the testing where we’re changing lots of things. If you look at year-to-year – I’m looking at an average price increase on-premises of – I’d guess about 4%. You will not see that much in the same-store sales number because of the testing that was done this year. In other words, some of that 4% is already reflected in the fiscal 2010 results.

In the off-premises channel, we didn’t adjust prices on everything in the off-premises channel. We looked to where we thought we had an opportunity to increase price and still remain very competitive with competing products in the channel. In total, looking across the whole spectrum of off-premises, I expect that the price increase will be about 2.5%.

<Q – Jonathan Waite>: Okay, okay. Thanks.

Operator: [Operators Instructions] And we’ll go next to Chris Terry with Hodges Capital.

<Q – Christopher Terry>: Hi, guys. Curious to get a better idea on the packaged goods. I know it’s a new line out; can you share some thoughts there? Is it still in a test? And maybe we can go from there?

<A – Douglas Muir>: Yeah, let me try and put this in perspective for you. If you look at all of the products we sell off-premises that we would consider to be relatively longer shelf-life – in other words, I’m going to exclude these doughnuts and I’m going to exclude cake doughnuts. We’re up this past year about 8.5% of off-premises sales of what I would call snack items – Mini Crullers, Snack Bag, Honey Buns, Krispy Juniors, Six Shooters, Snack Cups, all of those kinds of things, but excluding the products we introduced this year. So, 8.5% of sale is longer shelf-life stuff that we’ve had for a number of years.

The products that we introduced this year, which were pies and cupcakes, in total, we sold about 1.4 million this year; that’s about 1.1% of total off-premises sales. I would just point out in evaluating that number, that we didn’t begin that test at the beginning of the year, and when we rolled it out; we rolled it out in phases, so I think the annualized number is bigger than 1.4 million, and I think we’re pleased with that. We hope to do more.

<Q – Christopher Terry>: What – and has this been rolled out through all your channels nationally?

<A – Douglas Muir>: It has been rolled out – the new products have been rolled out in all company markets. Some, but not all, domestic franchisees have also picked up the product line. I do not know the percentage coverage of the entire 48 states, though. Sorry.

<Q – Christopher Terry>: Okay no, no problem. And where does this fall in your segmented reporting? Is this an off-premise line item, or is it your Supply Chain revenues?

<A – Douglas Muir>: The sales to off-premises customers of new products will be reflected in the company stores off-premises revenue number.

<Q – Christopher Terry>: Right.

<A – Douglas Muir>: But you won’t see any effect in the Supply Chain, to speak of, of these new products because the new products are being manufactured by a third-party provider, and so there’s no doughnut mix sales in the Supply Chain related to these products.

<Q – Christopher Terry>: Okay. What’s – it strikes me, as you’re still seeing somewhat a muted growth outlook, I guess, on the company operated side, and what strikes me is you’ve got these new products rolling out and I was thinking maybe it would be enough to move the needle. Maybe my expectations were just too high, but have you guys been disappointed by the initial launch here or what – can you share with us your thoughts regarding that?

<A – James Morgan>: This is Jim, Chris. The numbers are not moving the needle; you’re right. I think we’re probably not disappointed in the fact that we have kind of gone on this thing slowly, but surely, and we assumed it would take some time and some work on displays and promotions, et cetera, that we’re just now getting into to get the consumer to turn to us for other sweet products, as opposed to just doughnuts.

All of our consumer testing tells us they will embrace that, so I don’t think we expected any overnight hero shift in this, and I think probably this year will be a much better test and we’ll be able to tell you whether we’re disappointed or not if we’re still at numbers that we just reported, And as Doug said, the actual end of the year run rate was somewhat higher than that number and appears to still be growing. So, as long as we can keep the growth curve the way it appears to be doing, I think we will not be disappointed, though, by the time this year is over.

<Q – Christopher Terry>: Okay all right, good to know. All right guys, that’s all I had. Thank you.

Operator: And we will take our next question from Sam Chase with Stephens Investment Management.

<Q – Samuel Chase>: Good afternoon, guys. Just a couple of quick questions. Just to start with, in the guidance for 2011, I see that we’re guiding to low to mid-single-digits on the comp line for the company side. Are you guys anticipating – or are you seeing negative traffic?

<A – Douglas Muir>: No.

<Q – Samuel Chase>: Okay. So, there’s, I guess, some conservativeness in the lower number, then?

<A – Douglas Muir>: What we are seeing – what we saw in the fourth quarter was, if you looked at traffic on a same-store basis, traffic was up, albeit not at the rate of the three earlier quarters, and the average check was actually down a little bit.

<Q – Samuel Chase>: Okay, but so on a – when – on the low single-digit side, with 4% price, I’m guessing check’s up in that guidance, so they’re just – does that just give you some wiggle room on the downside?

<A – Douglas Muir>: Let me just be clear: the 4% price increase is the aggregate price change after all the pricing decisions were made and before any of the pricing decisions were made. Some of that 4% increase is already in the fiscal 2010 numbers, because we were testing higher prices as we went through the year.

<Q – Samuel Chase>: Sure, sure.

<A – Douglas Muir>: So in terms of the rollout of the remaining pricing that was done in January to all of the stores, in terms of a same-store effect, will be less than the 4 points; probably, at a guess,

I’d guess it’s probably half of that 4 percentage point price increase is already in the ‘10 numbers. So, you might get a couple of points next year, would be my guess.

<A – James Morgan>: Yes. So, Sammy, I think one thing I think that you’re asking for, and maybe this would be a clearer way to say it, is we do expect real same-store sales in this year, in addition to the benefit of a price increase.

<Q – Samuel Chase>: Okay, good. All right. Thank you. So, just to be clear then, total price seems to be maybe only, let’s call it, 2% or so.

<A – James Morgan>: Yeah.

<Q – Samuel Chase>: So probably on a dollar basis, not even enough to cover the sugar input cost, or am I missing that?

<A – James Morgan>: Well, remember that over half our production goes to off-premises, and so we expect to recover, through off-premises pricing, some of these higher ingredient costs, as well as through on-premises.

<Q – Samuel Chase>: Got it, okay. And then just from a big picture perspective, Jim, obviously, you guys have done a good job on the liquidity front, getting this straightened out and making this a viable go-forward business model, but just from the standpoint of breaking even on a positive same-store basis, when you’re growing same-store sales, you have a little bit of pricing on a company store basis, it just seems – and I’ve struggled with this from looking at the numbers previously – I’m just trying to figure out why there isn’t more profit generation there?

<A – James Morgan>: Yeah, there – that in itself, we could have a real long, heartfelt discussion on that. I will tell you, and I’ll take responsibility for it, we have made some decisions across our business lines, International Franchise support, Domestic Franchise support, slowing down the international growth while we were supporting it, which we’re going why I think it will get wound back up during the course of this year, rationalizing routes in the off-premises and commitment to marketing.

We have made some decisions over the past 12 months that have layered on some expenses that most companies that were in a turnaround position, like we were, probably would not have done, quite frankly. But we were that committed to our longer term growth; we were that committed to the extraordinary future we think the company has over the coming years and we felt like we needed to do that to be ready to support the more robust growth that we see coming out of this year and beyond, and those are not figments to us.

We think they look very real. We have reasons to believe in it. But we have probably penalized this year – both this year we just finished and the year coming up – as a result of that, and it was conscious and we did it with all the interests in mind – investors, shareholders and the long-term future of the company. So, we made some long-term decisions that have hurt our near-term performance.

<Q – Samuel Chase>: Got it. Well good luck.

<A – James Morgan>: Thank you.

<A – Douglas Muir>: Thank you.

Operator: And that concludes today’s question-and-answer session. At this time, I would like to turn the conference back over to Ms. Booe for any additional or closing remarks.

Anita Booe, Investor Relations Thank you, again and have a great evening. Operator: That concludes today’s conference. We thank you for your participation.
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